UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2005
DDi Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30241 (Commission File Number)	06-1576013 (IRS Employer Identification No.)

1220 Simon Circle Anaheim, California (Address of principal executive offices)	92806 (Zip Code)
Registrant’s telephone number, including area code: (714) 688-7200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.
On May 3, 2005, in order to increase operational efficiency, the Board of Directors of DDi Corp. (the “Company”) approved plans to close the Company’s Arizona facility, which had produced mass lamination cores for four of the Company’s North American PCB plants, and to shift the work back to the other facilities. The Company’s Virginia facility assumed the majority of the internal mass lamination work previously manufactured by the Arizona facility. This change is expected to shorten turn-around time and reduce inter-facility transfer time and costs.
The Arizona facility employed approximately 80 employees in three leased buildings. The Company announced the exit plan to the affected workforce on May 5, 2005, has since wound up manufacturing activity, and expects to complete exiting the premises before the end of the lease term (two buildings have a lease expiration date of December 31, 2005 and the third, February 28, 2006)
On May 9, 2005, the Company filed a Form 8-K concerning the closure of its Arizona facility. At the time of filing such Form 8-K, the Company was not yet able to make a good faith estimate of each major type of cost associated with the closure. Having completed additional analysis on July 29, 2005, the Company hereby revises the range of total cash and non-cash charges as well as indicates a good faith estimate of each major type of cost associated with the closure.
     The Company believes that the following types of restructuring costs in the following amounts will likely be incurred in connection with the closure of its Arizona facility:

Type of Cost	Amounts in $(000’s)

Termination Benefits	$695
Property Restoration	1,100
Fixed Asset Write-offs	1,133
Inventory Write-offs	1,253
Rent and facilities	515
Other	240

Total	$4,936

     The Company estimates that the total cash and non-cash charges relating to the exit activity will be $4.9 million. The Company estimates that the cash charges related to this closure will be $2.6 million with the balance consisting of non-cash charges. Approximately $0.5 million of the total restructuring charges will be expensed as they are incurred in periods subsequent to the second quarter of 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: August 2, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel